Exhibit 23.1

Stan Jeong-Ha Lee, CPA

2160 North Central Rd Suite 209 t Fort Lee t NJ 07024

P.O. Box 436402t San Diegot CA 92143-6402

619-623-7799 t Fax 619-564-3408 t stan2u@gmail.com

To Whom It May Concerns:

The firm of Stan Jeong-Ha Lee, Certified Public Accountants, consents to the inclusion of our report of May 10, 2013, on the audited financial statements of Flex Fuel Technologies, Inc. as of December 31, 2012 and 2011 and for the years then ended in Form S-1 to be filed now in the near future with the U.S. Securities and Exchange Commission. The firm also consents to being deemed as expert in connection with this filing.

Very truly yours,

/s/ Stan J.H. Lee, CPA

______________________

Stan Jeong-Ha Lee, CPA

May 10, 2013

Fort Lee, NJ 07024